UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2010

Icagen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34217	56-1785001
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 350 Durham, North Carolina		27703
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 941-5206

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On September 22, 2010, Icagen, Inc. (the “Company”) and Pfizer Inc (“Pfizer”) entered into a Second Agreement and Amendment to the Exclusive License Agreement, effective September 21, 2010 (the “Amendment”), which amends the Collaborative Research and License Agreement dated August 13, 2007, as previously amended September 17, 2009, between the Company and Pfizer (the “Collaboration Agreement”). The Collaboration Agreement relates to the discovery, development, manufacture and commercialization of pharmaceutical compounds and products that modulate three specific sodium ion channels as potential new treatments for pain and related disorders.

The Amendment extends the term of the Collaboration Agreement through December 31, 2011, with the extension term (the “Fourth Commitment Year”) commencing October 1, 2010 and continuing through December 31, 2011. During the Fourth Commitment Year, Pfizer will pay the Company annual research funding for research and development activities in the amount of $5,075,000, which will be payable by Pfizer in installments quarterly in advance. The Collaboration Agreement, as amended by the Amendment, remains in full force and effect between the Company and Pfizer.

The foregoing summary of the material terms of Amendment is qualified by reference to the full text of the Amendment, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2010.

As of September 22, 2010, Pfizer held approximately 18% of the Company’s outstanding common stock. These shares were acquired by Pfizer through equity investments in the Company in connection with the parties’ entry into the original Collaboration Agreement.

Item 8.01.	Other Events.

On September 23, 2010, the Company announced that it had entered into the Amendment with Pfizer. A copy of the press release issued in connection with this announcement is filed with this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Richard D. Katz
Richard D. Katz
Date: September 27, 2010		Executive Vice President, Finance and Corporate Development and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release entitled “Icagen Announces Second Renewal of Pfizer Collaboration” issued by the Company on September 23, 2010